Exhibit 99.1
Selected Financial Data
The following tables summarize selected financial information derived from our audited financial statements. The information set forth below is not necessarily indicative of results of future operations and should be read in conjunction with our Consolidated Financial Statements and related Notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Current Report on Form 8-K and our Annual Report on Form 10-K for the fiscal year ended July 31, 2006. (Dollars in thousands, except per share amounts.)

	Fiscal Years Ended July 31,
Statement of Operations Data:	2006	2005	2004	2003		2002
Net revenues	$6,716	$5,018	$4,249	$4,886		$3,802
Net income (loss) from continuing operations before accounting change	(24,703)	(9,883)	(9,380)	3,994	(1)	(14,369)
Basic and diluted net income (loss) per share from continuing operations	$(0.54)	$(0. 22)	$(0.21)	$0.09		$(0.32)

	At July 31,
Balance Sheet Data:	2006	2005	2004	2003	2002
Current assets	$22,970	$32,639	$30,123	$35,326	$20,810
Total assets	56,364	65,418	62,109	69,020	57,361
Current liabilities	29,824	9,815	7,581	11,519	7,427
Long-term debt	3,060	3,328	3,650	3,728	3,610
Total liabilities	33,113	13,696	11,880	15,272	11,038
Series B convertible preferred stock	463	463	463	463	463
Total shareholders’ equity	23,251	51,722	50,228	53,748	46,323

(1)	Includes $14.8 million contract settlement gain from our former contract research organization.